LA JOLLA PHARMACEUTICAL COMPANY
PROVIDES UPDATE ON RIQUENT®

SAN DIEGO, October 18, 2005 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today provided a summary of the status of the Company’s development program for Riquent® (abetimus sodium), its drug candidate for lupus renal disease. In October 2004, following a review of the Company’s New Drug Application for Riquent, the U.S. Food and Drug Administration (FDA) informed the Company that Riquent was “approvable” pending the successful completion of a clinical benefit trial.

A Phase 3 clinical benefit trial designed to meet this requirement was initiated in August 2004 under a Special Protocol Assessment (SPA). The trial is ongoing, although the Company delayed additional patient enrollment in March 2005 to conserve cash. To date, 37 sites in the United States have been initiated and 27 patients have enrolled in the study.

On Friday, October 7, 2005, the Company announced that it had entered into a definitive agreement for the sale of common stock and warrants to purchase common stock to selected institutional and other accredited investors for gross proceeds to the Company of approximately $66 million. The financing is intended to fund the continued development of Riquent in a Phase 3 trial. The transaction is expected to close in December 2005 and is subject to stockholder approval and other closing conditions.

Subject to the closing of the financing, the Company plans to expand the Phase 3 trial of Riquent to countries in Europe and Asia. Prior to reactivating enrollment, the Company expects to seek approval from the FDA for amendments to the current SPA. Several proposed amendments, which are detailed below, were discussed with the FDA in July 2005. It is estimated that it will take approximately one year to complete enrollment once enrollment is reactivated and then another year for the last patient enrolled to complete the study.

Trial overview

In the current Phase 3 clinical benefit study, the Company has refined the primary endpoint, added two higher dose groups, added more patients, restricted the use of immunosuppressive agents, and changed the treatment duration to 12 months. These changes were incorporated into the approved SPA and are based on results of the previous Phase 2/3 and Phase 3 trials of Riquent.

The primary endpoint, time to renal flare, was refined in order to eliminate the hematuria component, which appears to be less specific for lupus renal disease. Two additional Riquent dose groups were added to the study so that, following the amendment of the SPA, 80% of the drug-treated patients will be treated with a higher dose than the 100 mg dose used in the previous Phase 3 trial. In the drug-treated group, 20% of patients will receive 100 mg per week, 40% will receive 300 mg and 40% will receive 900 mg per week. The trial will evaluate three different doses of Riquent in lupus patients with a history of renal disease, and twice as many patients will be treated with drug as placebo.

The number of patients to be enrolled in the study is expected to be between 500 and 600, which is greater than the approximately 300 patients in the previous Phase 3 study. The trial is designed to be successful based on the results from the last Phase 3 study, where all drug-treated patients were treated with 100 mg per week of Riquent. In deciding how many patients should be enrolled, no additional clinical benefit from treatment with the higher doses was assumed. In animal studies of Riquent, higher doses further reduced antibody levels and increased survival.

To assess the tolerability of higher doses, the Company recently completed a safety study in healthy volunteers who received a single dose of Riquent at 600 mg, 1200 mg, or 2400 mg. The drug appeared to be well tolerated in these subjects.

The study entry criteria will restrict the use of immunosuppressive agents which, in the previous Phase 3 study, may have reduced the renal flare rate, especially in placebo-treated patients. Lastly, the current design was changed to a fixed 12-month patient evaluation period to reduce the potential for a survivor effect in patients treated with placebo. In the previous Phase 3 trial, patients were treated for up to 22 months.

Regulatory update

The Company is continuing regulatory discussions with the FDA. In May 2005, the Company received Fast Track designation for Riquent, which is intended to facilitate the FDA’s ability to respond to questions and to review additional data. In July 2005, the Company met with the Cardio-Renal Division of the FDA to discuss further refinements to the trial design including selection of the higher dose, addition of an interim analysis to measure antibody levels and addition of a potential interim analysis for efficacy.

Based on these discussions with the FDA, the Company currently intends to propose several revisions to the current SPA, including designating the 900 mg per week as the highest dose to be used in the study. The Company also expects to assess the dose response of the treatment with Riquent on antibodies to dsDNA by conducting an interim analysis in the Phase 3 study to evaluate the effect of higher doses on the reduction of these antibodies. The antibody assessment is currently expected to occur approximately one year after reinitiating patient enrollment. The FDA has indicated that no statistical penalty would be needed as a result of conducting this analysis.

The Company also expects to be able to conduct an interim analysis for efficacy at a point in time when approximately 70% of the projected number of renal flares has been observed. This formal interim analysis, if conducted, would result in an adjustment in the measure of statistical significance for the primary endpoint required for approval. The Company is working to complete its review of the protocol and expects to submit the amended protocol to the FDA in the next few months.

In August and September 2005, the Company evaluated potential clinical research organizations and physicians in India and in other countries in Asia to refine plans for the study.

In Europe, the Company is planning to file a Medical Marketing Authorization (MAA) application in the first quarter of 2006 and, in such event, would expect an initial response with questions from the European Medicines Agency (EMEA) in the third quarter of 2006. In May 2005, the Company met with the Rapporteur assessment team in England and, in September, met with the Co-Rapporteur assessment team in Germany.

Goals

The Company has several key goals for the next twelve months. First, the Company is focused on completing the recently announced financing in December 2005. Second, the Company expects to restart enrollment in the United States for Phase 3 trial early in 2006, after a final review of the revised protocol by the FDA. After the review, the Company expects to expand the study to Europe and Asia. Third, the Company plans to file the MAA application for Europe in the first quarter of 2006, to receive feedback and questions from the EMEA in the third quarter of 2006, and finally, to obtain data on the ability of higher doses of Riquent to reduce further the levels of antibodies to dsDNA late next year.

“There continues to be a significant unmet need in the treatment of lupus and we remain dedicated to providing a potentially safer treatment for lupus patients,” said Steven Engle, Chairman and CEO of La Jolla Pharmaceutical Company. “We are working hard to complete the financing announced on October 7. We look forward to moving forward with the Riquent Phase 3 trial.”

Mr. Engle will provide additional information about the Company’s current plans for the study in a presentation on October 20 at the BIO Investor Forum in San Francisco. The webcast of the presentation will be available on the Company’s website: www.ljpc.com.

About Lupus

Lupus, systemic lupus erythematosus or SLE, is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many develop the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible kidney damage, kidney failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”) and any other drug candidate that we may develop, including the results of any trials that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to the secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: our clear need for additional financing or a collaborative agreement; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary FDA inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.